                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           Greentree Software, Inc.
                               (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                  395793-20-1
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person             Primerica Life Insurance Company
     S.S. or I.R.S Identification         04-1590590
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                         Massachusetts

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                            666,666
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                       666,666

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                     666,666

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    6.0%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Travelers Insurance Holdings Inc.
     S.S. or I.R.S Identification       58-1860554
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                            666,666
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                       666,666

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                     666,666

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    6.0%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Insurance Company
     S.S. or I.R.S Identification         06-0566090
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                            666,666
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                       666,666

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                     666,666

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    6.0%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Indemnity Company
     S.S. or I.R.S Identification         06-0566050
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          1,500,000*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     1,500,000*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   1,500,000*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   13.5%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------


* Includes assumed exercise of certain convertible securities.

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person           Travelers/Aetna Property Casualty Corp.
     S.S. or I.R.S Identification       16-1445591
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          1,500,000*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     1,500,000*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   1,500,000*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   13.5%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------


* Includes assumed exercise of certain convertible securities.

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Insurance Group Inc.
     S.S. or I.R.S Identification         06-1008174
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                            Connecticut

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          2,166,666*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     2,166,666*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   2,166,666*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   19.5%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IC
     (See Instructions)

--------------------------------------------------------------------------------


* Includes assumed exercise of certain convertible securities.

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person             PFS Services, Inc.
     S.S. or I.R.S Identification         58-1708749
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                                Georgia

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          2,166,666*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     2,166,666*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   2,166,666*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   19.5%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------


* Includes assumed exercise of certain convertible securities.

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person             Associated Madison Companies, Inc.
     S.S. or I.R.S Identification         13-3140258
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          2,166,666*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     2,166,666*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   2,166,666*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   19.5%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------


* Includes assumed exercise of certain convertible securities.

                                  SCHEDULE 13G

CUSIP NO.  395793-20-1

--------------------------------------------------------------------------------

1)   Name of Reporting Person             The Travelers Group Inc.
     S.S. or I.R.S Identification         52-1568099
     No. of Above Person

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
                                                  ----------------------------
     if a Member of a Group
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                    0
Beneficially Owned  (6)  Shared Voting Power                          2,166,666*
by Each Reporting   (7)  Sole Dispositive Power                               0
Person with         (8)  Shared Dispositive Power                     2,166,666*

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                   2,166,666*

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   19.5%*

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

--------------------------------------------------------------------------------


* Includes assumed exercise of certain convertible securities.

Item 1(a) Name of Issuer:

     Greentree Software, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices:

     2801 Fruitville Rd., Ste.180
     Sarasota, FL 34237


Item 2(a) Names of Persons Filing:

     Primerica Life Insurance Company ("PLI")

     Travelers Insurance Holdings Inc. ("TIHI")

     The Travelers Insurance Company ("TIC")

     The Travelers Indemnity Company ("Indemnity")

     Travelers/Aetna Property Casualty Corp. ("TAP")

     The Travelers Insurance Group Inc. ("Group")

     PFS Services, Inc. ("PFS")

     Associated Madison Companies, Inc. ("AMAD")

     Travelers Group Inc. ("TRV")


Item 2(b) Address of Principal Business Office or, if none, Residence:

     The address of the principal business office of each of TIC, Indemnity, TAP and Group is:

     One Tower Square
     Hartford, Connecticut 06183

     The address of the principal business office of PLI, TIHI and PFS is:

     3120 Breckinridge Blvd.
     Duluth, Georgia 30199-0001

     The address of the principal business office of each of AMAD and TRV is:

     388 Greenwich Street
     New York, New York  10013


Item 2(c) Citizenship:

     PLI is a Massachusetts corporation.

     TIHI and PFS are Georgia corporations.

     TIC, Indemnity and Group are Connecticut corporations.

     TAP, AMAD and TRV are Delaware corporations.


Item 2(d) Title of Class of Securities:

     Common Stock

Item 2(e) CUSIP Number:

     395793-20-1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)    [   ]   Broker or Dealer registered under Sec. 15 of the Act

       (b)    [   ]   Bank as defined in Sec. 3(a)(6) of the Act

       (c)    [ x ]   Insurance Company as defined in Sec. 3(a)(19) of the Act

       (d)    [   ]   Investment Company registered under Sec. 8 of the
                      Investment Company Act

       (e)    [   ]   Investment Adviser registered under Sec. 203 of the
                      Investment Advisers Act of 1940

       (f)    [   ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see
                      Sec. 240.13d-1(b)(1)(ii)(F)

       (g)    [ x ]   Parent Holding Company, in accordance with Sec. 240.13d-
                      1(b)(ii)(G)  (Note: See Item 7)

       (h)    [   ]   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


Item 4. Ownership (as of December 31, 1996)


       (a)  Amount Beneficially Owned:  See Item 9 of cover pages

       (b)  Percent of Class:  See Item 11 of cover pages

       (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote

          (ii)  shared power to vote or to direct the vote

          (iii)  sole power to dispose or to direct the disposition of

          (iv)  shared power to dispose or to direct the disposition of

       See Items 5-8 of cover pages

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
     than five percent of the class of securities, check the following [   ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     TIHI is the sole stockholder of PLI; TIC is the sole stockholder of TIHI; TAP is the sole stockholder of Indemnity; Group is the majority stockholder of TAP and the sole stockholder of TIC; PFS is the sole stockholder of Group; AMAD is the sole stockholder of PFS; and TRV is the sole stockholder of AMAD.


Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 9, 1997


                      PRIMERICA LIFE INSURANCE COMPANY



                      By: /s/ Emil J. Molinaro, Jr.
                         --------------------------------------------
                         Name:  Emil J. Molinaro, Jr.
                         Title: Vice President


                      TRAVELERS INSURANCE HOLDINGS INC.


                      By: /s/ Emil J. Molinaro, Jr.
                         --------------------------------------------
                         Name:  Emil J. Molinaro, Jr.
                         Title: Vice President & Assistant Treasurer


                      THE TRAVELERS INSURANCE COMPANY


                      By: /s/ Marla A. Berman
                         --------------------------------------------
                         Name:  Marla A. Berman
                         Title: Assistant Secretary


                      THE TRAVELERS INDEMNITY COMPANY


                      By: /s/ Marla A. Berman
                         --------------------------------------------
                         Name:  Marla A. Berman
                         Title: Assistant Secretary


                      TRAVELERS/AETNA PROPERTY CASUALTY CORP.


                      By: /s/ Stephanie B. Mudick
                         --------------------------------------------
                         Name:  Stephanie B. Mudick
                         Title: Assistant Secretary


                      THE TRAVELERS INSURANCE GROUP, INC.


                      By: /s/ Marla A. Berman
                         --------------------------------------------
                         Name:  Marla A. Berman
                         Title: Assistant Secretary

                      PFS SERVICES, INC.



                      By: /s/ Stephanie B. Mudick
                         --------------------------------------------
                         Name:  Stephanie B. Mudick
                         Title: Assistant Secretary & Vice President



                      ASSOCIATED MADISON COMPANIES, INC.



                      By: /s/ Stephanie B. Mudick
                         --------------------------------------------
                         Name:  Stephanie B. Mudick
                         Title: Assistant Secretary & Vice President



                      TRAVELERS GROUP INC.



                      By: /s/ Stephanie B. Mudick
                         --------------------------------------------
                         Name:  Stephanie B. Mudick
                         Title: Assistant Secretary

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among PLI, TIHI, TIC, Indemnity, TAP, Group, PFS, AMAD and TRV as to joint filing of Schedule 13G